TIMET DECLARES DIVIDEND ON 6-3/4% SERIES A PREFERRED STOCK AND ON COMMON STOCK

DALLAS, TEXAS . . . October 30, 2008 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that its board of directors has declared a quarterly dividend of $0.84375 per share on its 6-3/4% Series A Preferred Stock, payable on December 15, 2008 to stockholders of record as of the close of business on December 1, 2008.  TIMET also announced that its board of directors has declared a quarterly dividend of $.075 per share on its Common Stock, payable on December 24, 2008 to stockholders of record as of the close of business on December 10, 2008.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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